Exhibit 107

Filing Fee Table

Form S-1

(Form Type)

PRESTO AUTOMATION INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share (Secondary Offering)	457(c)	4,760,500	(1)	$3.96	(4)	$18,851,580	$0.00011020	$2,077.44
Equity	Common Stock, par value $0.0001 per share (Secondary Offering)	457(c)	500,000	(2)	$3.96	(4)	$1,980,000	$0.00011020	$218.20
Equity	Common Stock, par value $0.0001 per share (Secondary Offering)	457(c)	2,000,000	(3)	$3.96	(4)	$7,920,000	$0.00011020	$872.78
	Total								$3,168.42
	Total Fee Offsets
	Net Fee Due								$3,168.42

(1)	Represents the issuance of up to 4,760,500 shares of common stock that were issued pursuant to that certain securities purchase agreement, dated as of May 22, 2023.

(2)	Represents the issuance of up to 500,000 shares of common stock issuable upon the exercise of warrants that were issued pursuant to that certain second amendment to credit agreement, dated as of May 22, 2023.

(3)	Represents the issuance of up to 2,000,000 shares of common stock issuable upon the exercise of warrants that were issued pursuant to that certain second amended and restated fee letter, dated as of May 22, 2023.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Common Stock on June 16, 2023, as reported on Nasdaq.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A